Exhibit 10.1
The following exhibit is a form of the agreement between Sinclair, Inc. and the recipients of the restricted stock on March 8, 2024. We plan to use this agreement with all subsequent restricted stock awards.
SINCLAIR BROADCAST GROUP, INC.
2022 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD
You have been granted restricted shares of Class A Common Stock (the “Restricted Shares” or this “Award”) of Sinclair, Inc. (the “Company”) under the Sinclair, Inc. 2022 Stock Incentive Plan (as may be amended from time to time, the “Plan”). This Notice of Restricted Stock Award is intended to reflect certain terminology used in Shareworks or other online management service used by the Company, its Subsidiaries and Affiliates (collectively, the “Company Group”) for awards granted under the Plan (the “Equity Portal”).
By your electronic acceptance, you and the Company agree that the Restricted Shares are granted under and governed by the term and conditions of the Plan and the Restricted Stock Agreement (this “Agreement”), both of which are attached to and made a part of this document.
By your electronic acceptance, you further agree that the Company Group may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company Group may deliver these documents by posting them on a website maintained by the Company Group or by a third party under contract with the Company Group. If the Company Group posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

SINCLAIR, INC.
2022 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

The Plan and Other Agreements
The Restricted Shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.
The attached Notice, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment For Shares	No cash payment is required for the Shares you receive. You are receiving the Shares in consideration for Services rendered by you.
Vesting
The Shares that you are receiving will vest in installments, as shown in the Equity Portal. No additional Shares vest after your Service as an Employee or a Consultant has terminated for any reason.
Notwithstanding anything to the contrary contained herein, your Restricted Shares with respect to which the restrictions have not yet lapsed shall immediately vest on the consummation of a Change in Control.

Shares Restricted	Unvested Shares will be considered “Restricted Shares.” Except to the extent permitted by the Committee, you may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares.
Forfeiture
If your Service terminates for any reason other than a Qualifying Termination (as defined below) then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company Group determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.
Unvested Restricted Shares shall vest immediately on the date of termination of your Service with the Company Group if your Service with the Company Group is terminated due to a Qualifying Termination before the date on which the Shares fully vest; provided, in the case of termination as a result of Retirement (as defined below), you must agree to enter into an agreement reasonably requested by the Company Group which provides for

 (a) a full release of the Company Group for any claims you may have, (b) an agreement not to disparage the Company Group and (c) an agreement to comply with any previously agreed covenants not to compete or solicit the Company Group’s employees and/or customers to which you are otherwise subject. You acknowledge that, notwithstanding that Restricted Shares may be unvested following attainment of eligibility for Retirement for purposes of this Agreement, such Shares (and related dividends paid thereon) may nevertheless be includible in income for federal, state and local tax purposes.
For purposes of this Award, the term “Qualifying Termination” shall mean a termination of your Service for reasons of your death, Disability, termination by the Company Group without Cause (as defined below), termination by you for Good Reason (as defined below) or termination as a result of Retirement.
For the purposes of this Award, the term “Cause” shall have the meaning set forth in your employment agreement with the Company Group or, in the event there is no employment agreement between you and the Company Group, shall mean any of the following: (i) the wrongful appropriation for your own use or benefit of property or money entrusted to you by the Company Group; (ii) your conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a court of competent jurisdiction) of a crime involving moral turpitude; (iii) your continued willful disregard of your duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard; (iv) your continued violation of Company Group policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations; (v) any willful misconduct or gross negligence by you which is reasonably likely (in the opinion of the Company Group’s FCC counsel) to actually jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by the Company Group or programmed, directly or indirectly, by the Company Group; or (vi) your continued insubordination and/or your repeated failure to follow the reasonable directives of your supervisor or the Board of Directors after written notice of such insubordination or the failure to follow such reasonable directives. In the event that there is no employment agreement between you and the Company Group, and except in the occurrence of an event listed in clauses (i) through (vi) above which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the delivery of written notice by the Company Group within which to cure any acts constituting Cause; provided however, that, if the Company Group reasonably expects irreparable injury from a delay of ten (10) business days, the Company Group may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

For purposes of this Award, the term “Good Reason” shall have the meaning set forth in your employment agreement with the Company Group or, in the event there is no employment agreement between you and the Company Group, shall mean any of the following without your approval: (i) a more than five percent (5.0%) reduction in your compensation (other than a reduction consistent with a company-wide reduction in pay affecting substantially all similarly situated executive employees of the Company Group); (ii) the relocation of your principal place of employment more than fifty (50) miles from its present location; or (iii) a material reduction in your duties or a material change in your working conditions. In the event that there is no employment agreement between you and the Company Group, you cannot terminate employment for Good Reason unless you have provided written notice to the Company Group of the existence of the alleged circumstances providing grounds for termination for Good Reason within ten (10) business days of the initial existence of such grounds and the Company Group has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within forty-five (45) days after the first occurrence of the applicable grounds, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds for purposes of this Agreement.
For purposes of this Award, the term “Retirement” shall mean your voluntary separation from service with the Company Group either (i) after age 65 or (ii) after age 55, if at such time you have had at least ten (10) years of service with the Company Group.

Leaves of Absence
For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company Group in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on a leave of absence, then the vesting schedule specified in the Equity Portal may be adjusted in accordance with the Company Group’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Equity Portal may be adjusted in accordance with the Company Group’s part-time work policy or the terms of an agreement between you and the Company Group pertaining to your part-time schedule.

Stock Certificates or Book Entry Form	The Restricted Shares will be evidenced by either stock certificates or book entries on the Company’s stock transfer records pending expiration of the restrictions thereon. If you are issued certificates for the Restricted Shares, the certificates will have stamped on them a special legend referring to the forfeiture restrictions. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested Shares.
Shareholder Rights	During the period of time between the Grant Date and the date the Restricted Shares become vested, you shall have the same voting, dividend, and other rights as the Company’s other stockholders.

Withholding Taxes and Stock Withholding
Regardless of any action any member of the Company Group employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this Award, including the award or vesting of such Shares, the subsequent sale of Shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the award to reduce or eliminate your liability for Tax-Related Items.
No stock certificates will be released to you or no notations on any Restricted Shares issued in book-entry form will be removed, as applicable, unless you have paid or made adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding and payment on account obligations of the Company and/or your Employer.
At your election made through an online election process established by, or on behalf of the Company Group, either (a) Shares transferable to you hereunder shall be reduced by a number of Shares with a Fair Market Value (calculated on the trading day preceding the date on which the taxable event occurs as described below) which the Company Group is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement (“Withholding”) or (b) you shall pay to the Company Group in immediately available funds the amount of such Withholding; provided, if you do not make such election prior to the time that such Withholding would be required, you shall be deemed to have elected the action under clause (a) of this paragraph. Such reductions shall occur, and Withholding shall be applicable, at the times the Restricted Shares become vested in accordance with this Agreement and the rules under the Code and, in order to facilitate withholding by the Company Group at such times, you shall make no election under Section 83(b) of the Code. An online election made by you pursuant to this paragraph shall remain in effect with respect to all Restricted Shares held by you until such time, as any, that you utilize the online election process to make an alternative election.

Restrictions on Resale
You agree to not voluntarily or involuntarily transfer, sell, pledge, assign, give, hypothecate, encumber or otherwise dispose of any Restricted Shares until the restrictions on such shares lapse as shown in the Equity Portal. You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company Group may specify, or until the restrictions on such shares lapse as shown in the Equity Portal.

No Retention Rights	Neither this Award nor this Agreement gives you the right to be employed or retained by the Company Group in any capacity. The Company Group reserves the right to terminate your Service at any time, with or without cause.
Adjustments	The number of Restricted Shares covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted shares or securities to which you are entitled by reason of this Award.
Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.
Notice	Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company Group’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.
Applicable Law and Choice of Venue
This Agreement will be interpreted and enforced under the laws of the State of Maryland without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that any such litigation will be conducted only in the courts of Maryland, or the federal courts of the United States located in Maryland and no other courts.

Miscellaneous
You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company Group and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to awards, the purchase price and the vesting schedule, will be at the sole discretion of the Company. In the event of a conflict between the terms of this Award and the terms of your employment agreement or similar agreement, the terms of this Award will govern.
The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.
You hereby authorize and direct your Employer to disclose to the Company Group any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company Group and your Employer hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company Group will transfer Data among itself as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company Group may each further transfer Data to any third party assisting the Company Group in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

BY ELECTRONICALLY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.